Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

RESTATED AND AMENDED MEMORANDUM OF ASSOCIATION

OF

PERFECT WORLD CO., LTD.

(As Amended by Special Resolution passed on June 19, 2007)

1.	The name of the Company is PERFECT WORLD CO., LTD.

2.	The Registered Office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT Ugland House 135 South Church Street George Town, Grand Cayman, Cayman Islands or at such other place in the Cayman Islands as the Board of Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as revised, or any other law of the Cayman Islands.

4.	Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The authorized share capital of the Company is US$1,000,000 divided into: (i) 9,920,000,000 voting Ordinary Shares of a nominal or par value of US$0.0001 each, (ii) 80,000,000 convertible, redeemable and participating Series A Preferred Shares of a nominal or par value of US$0.0001 each, with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any rights or conditions or restrictions subject to the provisions of the Companies Law (2004 Revision).

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

RESTATED AND AMENDED ARTICLES OF ASSOCIATION

OF

PERFECT WORLD CO., LTD.

(Amended by Special Resolution passed on June 19, 2007)

The Regulations contained or incorporated in Table A of the Schedule to the Statute do not apply to this Company, unless there is something in the subject or context inconsistent therewith.

1.	In these Articles the following terms shall have the meaning set opposite unless the context otherwise requires:

“Affiliate”

means (i) in the case of a natural person or an entity controlled by a natural person, such person’s parents, grandparents, parents-in-law, grandparents-in-law, spouse, sibling, sibling-in-law, children, grandchildren, cousin, nephew, niece, uncle or aunt, a trust for the benefit of any of the foregoing (including such person himself/herself), a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Alternate Director”	means an alternate director appointed in accordance with these articles.

“Articles”	means these Articles as originally framed or as from time to time amended by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditors of the Company (if any).

“Board of Directors” or “Board”	means the board of directors for the time being of the Company.

“Class A Ordinary Shares”	means Class A ordinary shares of a nominal or par value of US$0.0001 per share, each of which shall be entitled to ten (10) votes on all matters subject to Members’ votes.

“Class B Ordinary Shares”	means Class B ordinary shares of a nominal or par value of US$0.0001 per share, each of which shall be entitled to one (1) vote on all matters subject to Members’ votes.

“Company”	means Perfect World Co., Ltd.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“director”	means a director, including a sole director, for the time being of the Company and shall include an Alternate Director.

“dividend”	includes an interim dividend and bonus issues.

“ESOP”

means any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company, each as approved by the Board of Directors of the Company, pursuant to which any securities (including but not limited to options and shares) are issued to employees, consultants, officers or directors of the Company.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Finance Committee”	means the Finance Committee established pursuant to Article 88A.

“Group Companies”	The PRC Subsidiary, the Operating Company, and any Person (other than a natural person) that is controlled by the Company.

“Investors” or “SAIF”	SB Asia Investment Fund II L.P. and its affiliated companies.

“Member”	has the same meaning as in the Statute.

“month”	means calendar month.

“Ordinary Resolution”

means, subject to the quorum requirement set forth in Article 45, a resolution passed by Members holding a simple majority of all the Members’ votes who, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes written resolutions passed by all Members entitled to vote. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares”	means Class A Ordinary Shares and Class B Ordinary Shares.

“paid-up”	means paid-up and/or credited as paid-up.

“Perfect Human”	means Perfect Human Holding Company Limited.

“Prosperous World”	means Prosperous World Company Limited.

“Purchase Agreement”	means the Series A Share Purchase Agreement to be dated as of September 6, 2006 by and among the Company, the Founders and the Investors.

“Qualified IPO” or “Qualified Public Offering”

means a firm commitment underwritten registered public offering by the Company of its Class B Ordinary Shares in the United States or Hong Kong, at a pre-offering Company valuation of at least $200 million and raising at least $50 million, or an offering or listing substantially equivalent to the foregoing in another jurisdiction acceptable to the Investors.

“Register of Members”	means the register of Members maintained in accordance with section 40 of the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office of the Company for the time being as provided in section 50 of the Statute.

“Reserved Shares”

mean the aggregate of the following: (i) 80,000,000 Class A Ordinary Shares reserved for issuance upon the conversion of the Series A Preferred Shares, (ii) 32,145,000 Class B Ordinary Shares reserved for issuance upon the exercise of options granted under the ESOP to officers, directors, advisors, and employees of the Company upon receiving approval from the Board and the consent of the Investors to grant such options to such individuals.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an assistant secretary and any person appointed to perform the duties of secretary of the Company.

“Securities Act”	means the Securities Act of 1933 of the United States, as amended from time to time, including any successor statutes.

“Series A Original Issue Date”	means the date of the first sale and issuance of Series A Preferred Shares to the Investors.

“Series A Preferred Shares”

means one or more convertible, redeemable, and participating Series A Preferred Shares in the capital of the Company with a nominal or par value of US$0.0001 having the rights, preferences, privileges and restrictions set out in these Articles.

“Share Premium Account”

means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Special Resolution”

means a resolution (i) passed by Members holding a majority of not less than two-thirds of Members votes as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed. Unless a poll is demanded by at least one Member, a declaration of the chairman of the meeting that the resolution has been carried shall be conclusive evidence of the fact, without proof of the number or proportion of votes recorded in favor of or against the same. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Statute”

means the Companies Law (2004 Revision) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provisions of the Statute are referred to, the reference is to that provision as modified by any law for the time being in force.

“The Operating Company”	means Beijing Perfect World Network Technology Co., Ltd, a limited liability company organized and existing under the laws of the People’s Republic of China.

“The PRC Subsidiary”	means Beijing Perfect World Software Co., Ltd., wholly-owned foreign enterprise organized and existing under the laws of the People’s Republic of China.

“U.S. GAAP”	means the United States generally accepted accounting principles, as in effect from time to time.

Words importing the singular number include the plural number and vice-versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Any phrase introduced by the terms “include”, “including”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

References to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.

Headings are inserted for reference only and shall be ignored in construing these Articles.

2.	The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4. (a)	Each Member shall be entitled to a share certificate. Share certificates evidencing shares of the Company shall be in such form as the Board of Directors may determine. Share certificates shall be signed by one or more directors or other person authorised by the Board of Directors. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares evidenced thereby are issued, with the number of shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Board of Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

(b)	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them.

5.	If a share certificate be defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of such expenses reasonably incurred by the Company in investigating evidence, as the directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

ISSUE OF SHARES

6.	Subject to the relevant provisions, if any, in the Memorandum of Association and to any resolutions that are passed by the Members of the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares:

(a)	the Board of Directors may allot, issue, grant options over or otherwise dispose of shares of the Company with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms and conditions as they think proper, but so that no share shall be issued at a discount, except in accordance with the provisions of the Statute. The Company shall not issue shares in bearer form.

(b)	The Board of Directors may issue warrants to subscribe for any class or series of shares or other securities of the Company on such terms as it may from time to time determine. Where warrants are issued to bearer, no new warrants shall be issued to replace one that has been lost unless the Board of Directors is satisfied beyond reasonable doubt that the original has been destroyed and the Company has received an indemnity in such form as the Board of Directors shall think fit with regard to the issue of any such new warrant.

(c)	The Board of Directors may issue shares against payment in cash or against payment in kind (which may, in the sole determination of the Board of Directors, include tangible assets, services or any other valuable property).

7.	The Company shall maintain or cause to be maintained a Register of Members in accordance with the Statute.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor (and if the Board of Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register of Members.

9.	The instrument of transfer of any share shall be in any usual or common form approved by the Board of Directors.

10.	The Board of Directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the Board of Directors refuses to register a transfer they shall notify the transferee within two (2) months of such refusal.

11.	The registration of transfers may be suspended at such time and for such periods as the Board of Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

12. (a)	Subject to the provisions of the Statute and in accordance with these Articles, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in accordance with these Articles or in such manner as the Company may, by Special Resolution, determine before the issuance of such shares.

(b)	Subject to the provisions of the Statute and Articles 18 and 125, the Company may purchase or redeem its own shares (including any redeemable shares), provided that the Board of Directors shall have approved the manner of purchase or redemption in writing. The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

13. (a)	If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class or series, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or series.

(b)	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one or more persons holding or representing in person or by proxy at least a majority of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

14.	The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash and/or fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF SERIES A PREFERRED SHARES

16.	Subject to and in compliance with the Statute, the holders of the Series A Preferred Shares have conversion rights as follows:

(a)	Right to Convert Series A Preferred Shares. Unless converted earlier pursuant to Article 16(b) below, each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A Original Issue Date into such number of fully paid and nonassessable Class A Ordinary Shares as determined by dividing US$1.00 by the then Conversion Price (as defined below), determined as hereinafter provided, in effect at the time of the conversion. For the avoidance of doubt, the initial conversion ratio for Series A Preferred Shares to Class A Ordinary Shares shall be 1:1. Nothing in this Article 16(a) shall limit the automatic conversion rights of Series A Preferred Shares described in Article 16(b) below.

(b)	Automatic Conversion. Each Series A Preferred Share shall automatically be converted into Class A Ordinary Shares at the then effective Conversion Price upon (i) the closing of a Qualified Public Offering, or (ii) the written consent of holders of a majority of the outstanding Series A Preferred Shares (voting together as a single class). In the event of the automatic conversion of the Series A Preferred Shares upon a public offering as described above, the person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion of Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the closing of such sale of securities.

(c)	Mechanics of Conversion. No fractional Class A Ordinary Share shall be issued upon conversion of the Series A Preferred Shares. All shares of Class A Ordinary Shares (including fractions thereof) issuable upon conversion of Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would otherwise result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(i)	In the event of an optional conversion pursuant to Article 16(a), before any holder of Series A Preferred Shares shall be entitled to convert the same into Class A Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Shares being converted. The Company shall promptly issue and deliver at such office to such holder of Series A Preferred Shares a certificate or certificates for the number of Class A Ordinary Shares to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Class A Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date.

(ii)

In the event of an automatic conversion pursuant to Article 16(b), all holders of Series A Preferred Shares will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified Public Offering be the latest practicable date immediately prior to the closing of a Qualified Public Offering) and the place designated for automatic conversion of all such Series A Preferred Shares pursuant to this Article 16. Such notice shall be sent by overnight courier, postage prepaid, to each record holder of the Series A Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Series A Preferred Shares shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall promptly receive certificates for the number of Class A Ordinary Shares to which such holder is entitled pursuant to this Article 16 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable as a result of a conversion into fractional Class A Ordinary Shares. On the date fixed for conversion, the Register of Members shall be updated to show that the converted Series A Preferred Shares have been redeemed and all rights with respect to the Series A Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Class A Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members) and certificates for the number of Class A Ordinary Shares into which such Series A Preferred Shares have been converted and payment of any accrued but unpaid dividends thereon. All certificates evidencing Series A Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired, cancelled and will not thereafter be reissued and the Series A Preferred Shares represented thereby converted into Class A Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iii)	The Board of Directors of the Company may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Series A Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Board of Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(d)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Class A Ordinary

Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares, and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

17. (a)	Special Definitions. For purposes of this Article 17, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Conversion Price” shall mean the price at which Class A Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, as such price may be adjusted from time to time in accordance with the provisions hereof, and which such price shall initially be $1.00 per Series A Preferred Share.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series A Preferred Shares and Class A Ordinary Shares outstanding prior to the Series A Original Issue Date) or other securities directly or indirectly convertible into or exchangeable for Class A Ordinary Shares.

(iv)	“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 17(c), deemed to be issued) by the Company after the Series A Original Issue Date, other than:

(A)	Class A Ordinary Shares issued upon conversion of the Series A Preferred Shares authorized herein;

(B)	up to 32,145,000 Class B Ordinary Shares (and/or options

or warrants therefor) (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company pursuant to the ESOP and any other Ordinary Shares held by officers, directors, employees, and consultants which are repurchased at their original issue price subsequent to the Series A Original Issue Date;

(C)	any issuance in connection with acquisitions, bank financing, equipment leasing arrangements or strategic alliances approved by the Board of Directors (including the approval by a director appointed by the Investors); and

(D)	as a dividend or distribution on Series A Preferred Shares or any event for which adjustment is made pursuant to Article 17(f) or 17(g) hereof.

(b)	No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Series A Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the issue price per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect for such series on the date of and immediately prior to such issue.

(c)

Deemed Issue of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of shares entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) of this Article 17(c) below) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the issue price per share (determined pursuant to Article 17(e) hereof) of such Additional Ordinary Shares would be less than the Conversion Price of the relevant series of Series A Preferred Shares in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment in the Conversion Price for any series of Series A Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for each affected series of Series A Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for each affected series of Series A Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price of any series of Series A Preferred Shares to an amount which exceeds the lower of (i) the Conversion Price for such series of Series A Preferred Shares on the original adjustment date, or (ii) the Conversion Price for such series of Series A Preferred Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price for any series of Series A Preferred Shares shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares below Conversion Price. In the event that after the Series A Original Issue Date the Company shall issue Additional Ordinary Shares without consideration or for a consideration per share less than the applicable Conversion Price of any series of Series A Preferred Shares in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price of such series of Series A Preferred Shares shall (except as otherwise provided in this Article 17 be reduced, concurrently with such issue, to a price (calculated to the nearest cent) to be determined by, dividing the aggregate consideration received (or under Article 17(c) deemed to be received) by the Company for such Additional Ordinary Shares by the total number of Additional Ordinary Shares issued or sold (or under Article 17(c) deemed to be issued or sold).

(e)	Determination of Consideration. For purposes of this Article 17, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both such Additional Ordinary Shares and such other shares or securities or other assets, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 17(c), relating to Options and Convertible Securities, shall be determined by dividing

(x)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Conversion Prices then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Prices then in effect shall, concurrently with the effectiveness of such combination, consolidation, reclassification or like adjustment, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Class A Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Class A Ordinary Shares then and in each such event provision shall be made so that the holders of Series A Preferred Shares shall receive upon conversion thereof, in addition to the number of Class A Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Preferred Shares been converted into Class A Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 17 with respect to the rights of the holders of the Series A Preferred Shares.

(h)	Adjustments for Reorganization, Reclassification, Merger, Consolidation, Exchange and Substitution. If the Class A Ordinary Shares issuable upon conversion of the Series A Preferred Shares shall be changed into the same or a different number of shares of any other class or classes or series of shares, whether by capital reorganization, reclassification, merger, consolidation, exchange, substitution or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Series A Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, merger, consolidation, exchange, substitution or otherwise by holders of the number of Class A Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A Preferred Shares immediately before such event, all subject to further adjustment as provided herein.

(i)	No Impairment. The Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Preferred Shares against impairment.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Article 17, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the affected Series A Preferred Shares at the time in effect, and (iii) the number of Class A Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 17 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

20

(ii)	The holders of at least a majority of the outstanding Series A Preferred Shares, shall have the right to challenge any determination by the Board of Directors of fair value pursuant to this Article 17 if such determination is with respect to a Conversion Price adjustment of such series of Series A Preferred Shares, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)	No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0001 or more in the Conversion Price for such Series A Preferred Shares.

NOTICES OF RECORD DATE

18.	Subject to and without prejudice to Article 19, in the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalisation of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the holders of the Series A Preferred Shares:

(i)	at least 30 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights

(and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)	in the case of the matters referred to in (c) and (d) above, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Shares at the address for each such holder as shown on the books of the Company.

PROTECTIVE PROVISIONS

19.	In addition to such other limitations as may be provided in the Statute, herein or in the Memorandum of Association of the Company, consent of two-thirds (2/3) of the holders of the outstanding Series A Preferred Shares (or Class A Ordinary Shares upon conversion of the Series A Preferred Shares) shall be required for any action (whether by amendment of the Company’s Memorandum or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that approves or relates to any of the following transactions involving the Company or any of the Group Companies, and in the context of such matters set forth in this Article which are by Statute required to be determined by the Shareholders, the consent of the holders of the Series A Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than two-thirds (2/3) of the Series A Preferred Shares or by way of a written resolution signed by all the holders of the Series A Preferred Shares:

(a)	Alter or change the rights, preferences or privileges of the Series A Preferred Shares or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares;

(b)	Sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of issuance of Reserved Shares, any shares issued pursuant to the ESOP or upon conversion of Series A Preferred Shares);

(c)	Declare or pay any dividend or distribution or otherwise results in the redemption or repurchase of any equity security;

(d)	Make or result in any acquisitions, sale of control or assets, merger, consolidation, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to reduction of share capital, dissolution or liquidation;

(e)	Effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company;

(f)	Sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company’s assets which are (i) outside the ordinary course of business or (ii) in excess of US$100,000 in aggregate over any twelve months;

(g)	The approval or amendment of any quarterly or annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget and financial plan). The approval of the quarterly budget, business plan and operating plan by holders of the Series A Preferred Shares shall be required before the Company may continue operations at the beginning of each quarter;

(h)	Engage in any business materially different from that described in the then current business plan, change the name of the Company or cease any business undertaking of the Company;

(i)	Incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$100,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;

(j)	Make any expenditure or other purchase of tangible or intangible assets in excess of US$100,000 in aggregate over any twelve months unless such expenditure is made pursuant to the then current business plan;

(k)	Enter into any material agreement or contract with any party or group of related parties under which the Company’s aggregate commitments, pledge or obligations to such party or group of related parties are unlimited or potentially exceed US$100,000 over any twelve months or in the aggregate;

(l)	Acquire through purchase, lease, or rental any automobile with a purchase value greater than US$30,000 or any real estate (except for office space used by the Company and the Group Companies), whether or not accounted for as a capital expenditure;

(m)	Engage, enter into or alter any transaction or agreement with any of the Company’s affiliates, shareholders or other related parties. For avoidance of doubt, such related parties shall include but without limitation the Founders, Perfect Human, Prosperous World, the PRC Subsidiary and the Operating Company, each as defined in the Purchase Agreement, and their respective affiliates, shareholder or any other related parties;

(n)	Increase or decrease the authorized size of the Board of Directors or any committee thereof except for the provisions of Article 68(a);

(o)	Appoint, terminate or determinate compensation of, any of the chair person, chief executive officer, president, chief operating officer, chief financial officer, chief technology officer or any senior manager at or above the corporate vice president level of the Company or any Group Company;

(p)	Increase the compensation of any of the five most highly compensated employees of the Company or any Group Company by more than fifteen percent (15%) within any twelve-month period unless such increases are specified to and discussed by the Board in the approved budget and business plan;

(q)	Approve, amend or administer the ESOP;

(r)	Change materially the accounting methods or policies or appoint or change the auditors;

(s)	Amend or waive any provision of the Memorandum or Articles of Association; or

(t)	Select the listing exchange or the underwriters for the Qualified IPO or approve the valuation and terms and conditions for the Qualified IPO.

19 A.

Governance of the Group Companies. The Company shall take all steps as necessary to ensure that the provisions of Article 19 shall apply, mutatis mutandis and to the extent possible under applicable law, to the governance of each of the Group Companies. If any of the provisions of Article 19 can not be applicable or are not applicable to the Group Companies, the Company shall and shall procure the directors and officers of the Group Companies not to allow the Group Companies to take any action or enter any transaction as set out in Article 19 without firstly obtaining approval from the holders of Series A Preferred Shares or from the directors appointed by the holders of Series A Preferred Shares. If any of the Group Companies takes such action or enter into such transaction without firstly obtaining approval from the holders of Series A Preferred Shares or from the directors appointed by the holders of Series A Preferred Shares, the Company shall and shall procure the directors and officers of the Group Companies to take any necessary action including proper legal proceeding to cancel such action or transaction unless it is otherwise approved retrospectively by the holders of Series A Preferred Shares, and the Company shall hold the person who is responsible for such unapproved action or transaction personally liable for any loss, damages arising from such action or transaction.

NON-RECOGNITION OF TRUSTS

20.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21.	The Company shall have a first and paramount lien and charge on all shares (not being a fully paid share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Board of Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other amounts payable in respect of that share.

22.	The Company may sell, in such manner as the Board of Directors think fit, any shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder or holders for the time being of the shares, or the person, of which the Company has notice, entitled thereto by reason of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

23.	To give effect to any such sale, the Board of Directors may authorise any person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

24.	The net proceeds of such sale after payment of costs shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25. (a)	Subject to the terms of the allotment the Board of Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether in respect of par value or premium or otherwise), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Board of Directors may determine. A call may be made payable by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board of Directors may determine, but the Board of Directors may waive payment of the interest either wholly or in part.

27.	An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if such amount had become payable by virtue of a call duly made and notified.

28.	The Board of Directors may issue shares with different terms as to the amount and times of payment of calls or interest to be paid.

29. (a)	The Board of Directors may, if they think fit, receive from any Member willing to advance all or any part of the monies uncalled and unpaid upon any shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board of Directors and the Member paying such amount in advance.

(b)	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

30. (a)	If a call remains unpaid after it has become due and payable the Board of Directors may give to the person from whom it is due not less than fourteen days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

(b)	If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board of Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited share and not paid before the forfeiture.

31.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board of Directors see fit.

32.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

33.	A certificate in writing under the hand of one Director or the Secretary of the

Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The certificate shall (subject to the execution of an instrument of transfer) constitute good title to the share and the person to whom the share is sold or disposed of shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

35.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make some person nominated by him as the transferee, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

38. (a)	Subject to the provisions of the Statute and these Articles (in particular, Article 19), the Company may by ordinary resolution:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute and these Articles (in particular, with respect to the variation of rights attached to a specific class or series of shares of the Company), the Company may by Special Resolution:

(i)	change its name;

(ii)	alter or add to these Articles;

(iii)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(iv)	reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board of Directors of the Company may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

40.	In lieu of or apart from closing the Register of Members, the Board of Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Board of Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42. (a)	Subject to Article 42(c) hereof, if so determined by the Board of the Directors of the Company, the Company shall hold annual general meetings and shall specify any meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint.

(b)	At these meetings the report of the Board of Directors (if any) shall be presented.

(c)	Unless required by the Statute, the Company may but shall not be obliged to hold an annual general meeting.

43. (a)	The Board of Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of the then outstanding share capital (calculated on an as-converted basis) as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Board of Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of requisitionists representing more than one-half of the total voting rights of all of requisitionists, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board of Directors.

NOTICE OF GENERAL MEETINGS

44.	At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Article regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(ii)	in the case of any other general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) of the then outstanding voting shares (calculated on an as-converted basis).

PROCEEDINGS AT GENERAL MEETINGS

45.	No business shall be transacted at any general meeting unless a quorum of Members is present; a quorum shall only be constituted by Members holding seventy-five percent (75%) of the outstanding voting shares of the Company (calculated on an as-converted basis), present in person or by proxy.

46.	A resolution (whether an Ordinary Resolution or Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

47.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board of Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

48.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

49.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any Member or Members present in person or by proxy collectively holding at least ten percent in nominal value of the shares entitled to attend and vote at the meeting.

52.	Subject to the provisions of these Articles, unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

53.	The demand for a poll may be withdrawn.

54.	Subject to the provisions of these Articles, except on a poll demanded on the election of a Chairman or on a question of adjournment, a poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

55.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

56.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

57.	Each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general meetings of the Company, each Class B Ordinary Shares shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and the holder of Series A Preferred Shares shall be entitled to the number of votes equal to the number of votes entitled to the Class A Ordinary Shares into which such Series A Preferred Share could be converted in accordance with the provisions hereof at the record date for determination of the Members entitled to vote on such matters at any annual or special meeting of Members of the Company, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. Subject to provisions to the contrary elsewhere in the Memorandum and Articles of Association, including the limitation set forth in Article 19, the holders of Series A Preferred Shares shall vote together with the holders of the Class A Ordinary Shares, and not as a separate class. Holders of Ordinary Shares and Series A Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles.

60A.	Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time by the holders thereof. Class B Ordinary Shares are not convertible into Class A Ordinary Shares or Series A Preferred Shares under any circumstances.

60B.	Subject to the Statute and notwithstanding any other provisions of these Articles, upon any transfer of Class A Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class A Ordinary Shares shall be automatically and immediately converted into the equal number of Class B Ordinary Shares. The conversion of Class A Ordinary Shares into Class B Ordinary Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class A Ordinary Shares for a redemption price equal to the original issue price for each Class A Ordinary Share and the issue of Class B Ordinary Shares for a subscription price equal to the redemption price for the equal number of Class A Ordinary Shares.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of shares unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

63.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

64.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

65.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

66.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

67.	Any corporation or other non-natural person which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its board of directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class or series of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

BOARD OF DIRECTORS

68. (a)	Unless otherwise determined by the Company in general meeting, the number of directors shall not be less than two (2). There shall be no maximum number of directors unless otherwise determined from time to time by the Members in general meeting. The Investors shall have the right to appoint and remove one (1) director (the “Series A Director”) and the holders of Ordinary Shares shall have the right to appoint and remove two (2) directors (the “Common Directors”). The holders of the Series A Preferred Shares (voting on an as-converted to Class A Ordinary Shares basis) and the Ordinary Shares, voting together as a single class, shall be exclusively entitled to vote on a resolution of members for the appointment of a certain number of directors (the “Independent Directors”) to serve on the Board of Directors of the Company prior to a Qualified IPO.

(b)	The Board of Directors shall hold at least one (1) meeting every quarter. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board of Directors and all committees thereof. The Company shall provide customary director insurance coverage for and maximum indemnification of the Board of Directors. The Company shall procure that a notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting are sent to all directors entitled to receive notice of the meeting at least fifteen (15) days before the meeting and a copy of the minutes of the meeting is sent to such persons within thirty (30) days following the meeting.

REMUNERATION OF DIRECTORS

69.	The remuneration to be paid to the directors shall be such remuneration as the Finance Committee shall determine. The directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors, or any committee of the Board of Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors from time to time, or a combination partly of one such method and partly the other.

70.	Subject to Article 19, the Finance Committee may award special remuneration to any director of the Company for any service other than his ordinary routine work as a director. Any fees paid to a director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a director.

DIRECTORS’ INTERESTS

71.	A director or alternate director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the Finance Committee may determine.

72.	A director or alternate director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a director or alternate director.

73.	A director or alternate director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise and no such director or alternate director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.

No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any director or alternate director shall be in any way interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such director holding office or of the fiduciary relation thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him or the alternate director appointed by him at or prior to its consideration and any vote thereon.

75.	A general notice or disclosure to the Board of Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Board of Directors or any committee thereof that a director or alternate director is a member, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

NO MINIMUM SHAREHOLDING

76.	A shareholding qualification for directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

ALTERNATE DIRECTORS

77.	Any director (other than an alternate director) may by writing appoint any other director, or any other person willing to act, to be an alternate director and by writing may remove from office an alternate director so appointed by him. An alternate director shall be entitled to receive notice of all meetings of the Board of Directors and of all meetings of committees of the Board of Directors of which his appointor is a member, to attend and vote at every such meeting at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence. An alternate director shall cease to be alternate director if his appointor ceases to be a director. Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment or in any other manner approved by the Board of Directors. An alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the director appointing him.

POWERS AND DUTIES OF BOARD OF DIRECTORS

78.	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Board of Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Board of Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Board of Directors at which a quorum is present may exercise all powers exercisable by the Board of Directors.

79.	Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

80.	The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board of Directors;

(b)	of the names of the directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

81.	The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.	Subject to Article 19, the Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

DELEGATION OF THE BOARD OF DIRECTORS’ POWERS

With respect to Articles 83-88A, subject in each case to Article 19:

83.	The Board of Directors may delegate to any managing director or any director holding any other executive office such of their powers as they consider desirable to be exercised by him; provided that an alternate director may not act as a managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

84.	The Board of Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board of Directors may determine; provided that the delegation is not to the exclusion of their own powers and may be revoked by the Board of Directors at any time.

85.	Subject to Article 19, the Board of Directors may appoint such officers as they consider necessary on such terms, at such remuneration as may be determined by the Finance Committee and to perform such duties and subject to such provisions as to disqualification and removal as the Board of Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Board of Directors.

86.	The Board of Directors may delegate any of their powers to any committee consisting of one or more directors. Subject to any such conditions, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

87.	The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

88.	The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents.

88A.	The Board of Directors shall establish and maintain a finance committee consisting of three (3) members, one of which shall be a Series A Director, and the other two members shall be Common Directors. The Series A Director shall be the chairman of the finance committee and shall have a casting vote. The finance committee shall have oversight power over financial and accounting matters of the Company, including, without limitation, budget approval, employee compensation, internal auditing and administration of the ESOP. The finance committee shall meet at least once per quarter. The quorum necessary for the transaction of the business of the finance committee shall be two (2) members, at least one (1) of which shall be the member appointed by the Investors.

PROCEEDINGS OF THE BOARD OF DIRECTORS

89.	A legitimate quorum of the Board of Directors shall consist of three (3) directors. The legitimate quorum of the Board of Directors must include at least one (1) director appointed by the Investors, unless directors appointed by the Investors could not attend a meeting called at a mutually convenient location and time no earlier than fifteen (15) business days after the confirmed receipt of such meeting notice. An alternate director or proxy appointed by a director shall be counted in a quorum at a meeting if his appointor is not present. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine. Subject to Article 19, if at such adjourned meeting, such quorum is still not present, those directors present shall be deemed as a quorum.

90.	Except as otherwise provided by these Articles, the Board of Directors may regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a simple majority of votes of the Board of Directors and alternate directors present at a meeting at which there is a quorum. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote. In case of an equality of votes, the Chairman shall not have a second or casting vote.

91.	A director or alternate director may, and the Secretary on the requisition of a director or alternate director shall, at any time summon a meeting of the Board of Directors by at least seven (7) days’ notice in writing to every director and alternate director which notice shall set forth the time and place of the meeting and the general nature of the business to be considered unless notice is waived by all the directors (or their alternates) either at, before or after the meeting is held.

92.	The continuing Board of Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of the continuing Board of Directors or director may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

93.	The Board of Directors may elect a Chairman of their board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Board of Directors present may choose one of their number to be Chairman of the meeting.

94.	All acts done by any meeting of the Board of Directors or of a committee of Board of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any director or alternate director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a director or alternate director as the case may be.

95.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Board of Directors the meeting shall be deemed to be held at the place where the Chairman of the meeting is at the start of the meeting.

96.	A resolution in writing (in one or more counterparts), signed by all the directors for the time being or all the members of a committee of the Board of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or committee of the Board of Directors, as the case may be, duly convened and held.

97.	A director, but not an alternate director, may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the director. The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by directors.

VACATION OF OFFICE OF DIRECTOR

98.	The office of a director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of director;

(b)	if he absents himself (without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Board of Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by a shareholder vote by the holders of the class or series of shares that originally appointed him, as set forth in Article 68.

APPOINTMENT AND REMOVAL OF DIRECTORS

99.	(a) The directors of the Company may only be appointed and removed as provided in Article 68.

(b) The Company shall take such steps as necessary to procure the holders of Series A Preferred Shares, voting separately as a class and to the exclusion of any other class of shares to control the appointment, removal and replacement of positions on the board of directors of each of the Group Companies in the same manner as set out by Articles 68 and 88A herein, or if such control is not permissible under applicable laws, the Company shall appoint, remove and replace the members of the board of directors of the Group Companies to mirror exactly the same composition of the board of directors of the Company as provided herein. The board of directors of each of the Group Companies shall be bound by the same rules as set out from Articles 68 to Article 99 herein except only the rules the implementation of which may cause the Group Companies violate the applicable laws.

PRESUMPTION OF ASSENT

100.

A director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favour of such action.

SEAL

101. (a)	The Company may, if the Board of Directors so determine, have a Seal which shall only be used by the authority of the Board of Directors and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Board of Directors for the purpose.

(b)	The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determine, with the addition on its face of the name of every place where it is to be used.

OFFICERS

102.	Subject to Article 19, the Board of Directors may appoint such officers of the Company as they consider necessary, all for such terms to be determined by the Board of Directors and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

103. (a)	Subject to the Statute and Article 19, the Board of Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 103.

(b)	No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until dividends in like amount have been paid in full on the Series A Preferred Shares then in issue (on an as-converted basis).

(c)	Holders of Series A Preferred Shares, in preference to the holders of Ordinary Shares, shall be entitled to receive, when and as declared by the

Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of five percent (5%) of the Original Issue Price per annum on each outstanding share of Series A Preferred Share (as adjusted for any share dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series A Dividend”). Such dividends shall be payable only when, as and if declared by the Board of Directors. The Series A Dividend shall accrue on a cumulative annual basis. In the event dividends are paid on any share of Ordinary Shares, the Company shall pay an additional dividend on all outstanding Series A Preferred Shares in an amount equal per share (on an as-if-converted to Ordinary Share basis) to the amount paid or set aside for each share of Ordinary Share.

104.	The Board of Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

105.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the Share Premium Account or as otherwise permitted by the Statute.

106.	Subject to the special rights of certain class or classes or series of shares as to dividends or distributions, if dividends or distributions are to be declared on a class or series of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class or series outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

107.	The Board of Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108.

The Board of Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members on the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

109.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

110.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

111.	The Board of Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Board of Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board of Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

112.	The Board of Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

113.	The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or these Articles or authorised by the Board of Directors or by the Company in general meeting.

114.	The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

115.	Subject to Article 19, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

116.	The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

117.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

118.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

119.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, confirmed telex, facsimile or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, shall be sent by airmail.

120. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b)	Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)	Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

(d)	Where a notice is given by deposit with a globally recognized overnight courier, specifying next day delivery with written verification of receipt, service of the notice shall be deemed to be effected on such next day.

121.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the Register of Members in respect of the share.

122.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

124.	Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes or series of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE.

125. (a)	In the event of any Liquidation Event (as defined below), any assets of the Company or proceeds received by the Company or its Shareholders shall be distributed to the holders of Ordinary Shares and the Series A Preferred Shares pro rata on an as-converted basis.

A “Liquidation Event” shall include a liquidation, winding-up or dissolution of the Company, or at the election of the Investors, a merger, acquisition or sale of voting control of the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, a sale of all or substantially all of the Company’s assets or the exclusive licensing of substantially all of the Company’s intellectual property.

(b)	A consolidation or merger of the Company or a PRC Subsidiary with or into any other company or companies in which the existing members of the Company or the PRC Subsidiaries (as the case may be) do not retain a majority of the voting power in the surviving company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the PRC Subsidiaries, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article 125, such that the holders of Series A Preferred Shares shall be paid in cash or in securities received from the acquiring company or companies, or in a combination thereof, at the closing of any such transaction, an amount that would be payable to such holders pursuant to this Article 125(b) if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. In the event the requirements of this Article 125(b) are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 125(b) have been complied with, or (ii) cancel such transaction.

(c)	Notwithstanding any other provision of this Article 125, and subject to any other applicable provisions of these Articles, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares or Series A Preferred Shares of the Company issued to or held by employees or officers of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement approved by the Board of Directors and providing for such right of repurchase, whether or not dividends on the Series A Preferred Shares shall have been declared.

(d)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Series A Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least a majority of the outstanding Series A Preferred Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Article 125, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company.

INDEMNITY

126.	Every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful neglect or default. No such director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the willful neglect or default of such director, agent or officer.

FINANCIAL YEAR

127.	Unless the Board of Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

128.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.